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                             [JUST TOYS LETTERHEAD]

                                                            As of March 28, 2000

Mr. Gerald M. Carroll
120 Bedford Road
Pleasantville, NY  10570

Dear Jerry:

         This will confirm your compensation and other arrangements with Just Toys, Inc. (the "Company"). This letter agreement replaces and supercedes in its entirety the letter agreement dated July 30, 1997.

1. Until further adjustment, your base salary will be at the rate of $175,000 per year.

2. You will receive an automobile allowance of $500 per month.

3. Concurrently herewith, you have been granted an option to purchase 75,000 shares of the Company's common stock pursuant to the terms of a separate option agreement dated the date hereof.

4. You will continue to be eligible to participate in the Company's Bonus Plan as established and modified from time to time. With respect to 2000, you will receive 30% of the available monies under the Bonus Plan and the balance will be distributed to other officers and employees of the Company as proposed by you in consultation with the Compensation Committee. You will also be entitled to participate, to the extent you are eligible, in the Company's employee benefits including medical and dental insurance, 401(k) and vacation under the same terms as the Company's other employees.

5. In the event of a "change of control" (as defined below) of the Company and the Company or its successor elects to terminate your employment without cause with six months of such change in control, the Company will pay you in a lump sum an amount equal to six months of your base salary in effect at the time of termination and shall pay and provide you at the Company's expense your full benefits (medical, insurance, etc.) for six months after your date of termination.

         The term "change of control" means (i) the acquisition of more than 50% of the Company's common stock by one person or group of persons acting in concert; (ii) a sale of all or substantially all of the assets of the Company



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Mr. Gerald M. Carroll                -2-                    As of March 28, 2000


and its subsidiaries; or (iii) individuals who presently constitute the Board of Directors of the Company, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors, cease for any reason to constitute at least a majority of such Board.

6. The Company may terminate your employment for any reason at its sole discretion at any time. If the Company terminates your employment without cause, the Company will pay you your base salary in effect at such time and your full benefits for six months after your date of termination in accordance with the Company's normal payroll policies.

7. In the event you desire to terminate your employment with the Company other than pursuant to Paragraph 5 above or for cause, you will give the Company a minimum of 30 days notice.

8. Throughout your employment by the Company, you will devote your full business time, attention, knowledge and skills, to the business of the Company. During your employment you shall render your services exclusively to the Company and you will not, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Company or its affiliates.

9. You will hold in a fiduciary capacity for the benefit of the Company and its affiliates all information, knowledge and data relating to or concerned with their operations, sales, business and affairs (except such information as is generally known in the industry), and you will not, at any time hereafter, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company and its affiliates.

10. Any interests in copyrights, trademark, patents, patent applications, inventions, developments and processes which you may develop during your employment relating to the fields in which the Company is engaged shall belong to the Company.

11. This agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein. Any suit, action or proceeding with respect to this agreement shall be brought exclusively in the courts of the State of New York or in the United States courts located in New York County.

12. This agreement constitutes the entire agreement between the Company and you supersedes all prior understandings and agreements regarding your employment by the Company. This agreement shall not be altered or modified except in writing, duly executed by the parties hereto.



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Mr. Gerald M. Carroll                -3-                    As of March 28, 2000

         If this agreement is in accordance with your understanding, please sign a copy of this letter below under the words "Accepted and Agreed to."


                                           Very truly yours,



                                           Just Toys, Inc.


                                           By: /s/ David Schwartz
                                               ---------------------------------
                                               David Schwartz
                                               Chief Financial Officer





ACCEPTED AND AGREED TO:

/s/ Gerald M. Carroll
-----------------------
Gerald M. Carroll